CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of NexPoint Strategic Opportunities Fund (formerly, NexPoint Credit Strategies Fund) of our report dated February 28, 2018, relating to the financial statements and financial highlights, which appears in NexPoint Credit Strategies Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

April 13, 2018